Exhibit 99.(m)

PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

This Distribution Plan (the “Plan”) is made pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Baillie Gifford ETF Trust, a Massachusetts business trust (the “Trust”) registered with the Securities and Exchange Commission as an open-end management investment company under the 1940 Act, on behalf of the series of the Trust listed on Exhibit A hereto, as may be amended from time to time (each, a “Fund” and, collectively, the “Funds”).

Recitals

A.	The Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the 1940 Act.

B.	The Plan has been approved as to each Fund by a vote of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

C.	In approving the Plan, the Board determined, with respect to each Fund, in the exercise of the Board’s reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

Terms of Plan

1.	The Trust is hereby authorized to utilize the assets of a Fund to finance certain activities in connection with the promotion and distribution of the shares of a Fund (whether in aggregations of creation units or otherwise), and the provision of services to the shareholders, of such Fund, as described herein.

2.	The Trust is hereby authorized to pay to a Fund’s principal underwriter (the “Distributor”) or any other third-party provider, out of the assets of such Fund and to obtain the services specified in paragraph 3 below for such Fund, an amount computed at an annual percentage rate of the average daily net assets of such Fund, as set forth in Exhibit A, together with any applicable gross receipts tax, sales tax, value added tax, compensating tax or similar exaction imposed by any federal, state or local government (provided, however, that the aggregate of those taxes shall not exceed 10%). All or a portion of these fees may be paid to financial services firms or other persons engaged pursuant to a written agreement to provide services authorized under paragraph 3 below (such written agreement shall describe the services to be performed pursuant to the agreement and specify the amount of, or the method for determining, the compensation to the person engaged). The Distributor may assign to any party its rights to receive any amounts payable under this Plan; and any such assignment shall not constitute an assignment of any agreement under which such payments are made. In the event of such assignment, the Distributor shall provide written notice to the Board at the next regularly-scheduled meeting of the Board following the assignment, which notice shall include the name of the party to whom such rights were assigned, the date of such assignment and a general description of the services provided by the assignee in return for such payments.

3.	Payments may be made under the preceding paragraph for one or more of the following: (a) the payment of compensation and ongoing commissions (including incentive compensation) to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution and promotion of creation unit size aggregations of a Fund’s shares; (b) the printing and distribution of reports and prospectuses for the use of potential investors; (c) preparing and distributing sales literature; (d) providing advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio newspaper and other media advertisements; and (e) such other services and activities as may from time to time be consistent with policies or procedures approved by the Board or as may otherwise be agreed upon by Board and the Distributor.

4.	In addition to the payments which the Trust is authorized to make under this Plan, to the extent that the Distributor or any affiliate may make other payments that are deemed to be payments by the Trust or any Fund for the financing of any activity primarily intended to result in the sale of shares issued by a Fund within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to have been made pursuant to this Plan.

5.	The Treasurer of the Trust, or other persons acting under his or her direction, and the Distributor shall provide, and the Trustees shall review, at least quarterly, a written report of amounts expended pursuant to this Plan, if any, and the purposes for which such expenditures were made. Upon request, the Distributor shall provide to the Board such other information as may reasonably be required for them to review the continuing appropriateness of this Plan.

6.	This Plan is effective as of the date first set forth above for the Funds identified in Exhibit A. This Plan will become effective immediately as to any other Fund upon approval by the Board and any shareholder approvals then required (if any) by the 1940 Act or the rules thereunder. Thereafter, this Plan shall continue in effect for each Fund from year to year, provided that continuance is specifically approved at least annually by a vote of the Trustees, including a majority of the Independent Trustees, cast in person (or by such other means as is consistent with applicable law or exemptive or other relief or guidance provided by the Securities and Exchange Commission) at a meeting called for the purpose of voting on such continuance. This Plan may be terminated as to any Fund at any time, without penalty, by the vote of a majority of the Independent Trustees or by the vote of a majority of the outstanding shares of the Fund, as applicable. The Trust, by vote of a majority of the Independent Trustees or of the holders of a majority of a Fund’s shares, may terminate as to that Fund any agreement with any person relating to the implementation of this Plan, without penalty, upon not more than 60 days’ written notice to the other party. Any such related agreement shall automatically terminate upon its assignment. This Plan is applicable from time to time to one or more Funds, but that applies separately to each Fund, and is severable in all respects. Consequently, this Plan or any agreement entered into hereunder may be modified, continued or terminated as to one Fund without affecting any other Fund.

7.	This Plan shall not be amended to increase materially the amount to be spent for distribution by the Trust hereunder as to any Fund without approval of the shareholders of the affected Fund to the extent required by the 1940 Act. Each material amendment to this Plan shall be approved by the vote of the Trustees, including a majority of the Independent Trustees, cast in person (or by such other means as is consistent with applicable law or exemptive or other relief or guidance provided by the Securities and Exchange Commission) at a meeting called for the purpose of voting on such amendment.

8.	The Trust shall preserve in an easily accessible place copies of this Plan and all related agreements and reports made pursuant to this Plan for a period of not less than six years, the first two years in an easily accessible place.

9.	The Trust’s current Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Plan is executed or made by or on behalf of the Trust by an officer as an officer and not individually. The obligations of this Plan are not binding upon any Trustee, officer or shareholder of a Fund individually but are binding only upon the assets and property of the Trust or upon the assets belonging to the applicable Fund. The rights and any liabilities and obligations of any one Fund are separate and distinct from those of any other Fund.

EXHIBIT A

Funds to Which this Plan Applies

(as of December 9, 2025)

Fund	Annual Rate
Baillie Gifford Emerging Markets ETF	0.25%
Baillie Gifford International Alpha ETF	0.25%
Baillie Gifford International Concentrated Growth ETF	0.25%
Baillie Gifford Long Term Global Growth ETF	0.25%
Baillie Gifford U.S. Equity Growth ETF	0.25%

A-1